Linkou Branch of Mega International Commercial Bank
Credit Authorization Approval Notice
Date: 2023/05/25
I.Total credit limit: USD 20 million or equivalent in foreign currency on a revolving basis.
II.Credit limit type: Short-term revolving loan and short-term loans for material purchase.
III.Drawdown method:
1.Short-term revolving loan: drawdown by presenting a loan drawdown form.
2.Short-term loans for material purchase:
(1)The loan may be drawn by O/A or T/T by presenting a loan drawdown form and relevant documents (including but not limited to invoices and purchase orders) for the drawdown of 100% of the invoice amount.
(2)Relevant documents may be in the form of a list (the list must clearly specify information such as the transaction document name, number, date, payment terms or expiry date, name of the transaction counterparty, and the transaction amount for each transaction; the applicant must also issue an affidavit stating that the transactions specified in the information are true and there are no repeated financing). The applicant is not required to provide individual shipping forms but shall provide the photocopies of transaction forms and shipping forms for no fewer than 3 transactions on the list (for inspection by the Bank). The shipping forms must be provided for the prepayments at a later date.
(3)The Company may pay the transaction counterparty 3 days after the fund allocation date (T+3) and deliver photocopies of relevant documents for reference.
IV.Drawdown period: 2023/03/04~2024/04/30
V.Rates of interest (costs):
1.NTD: Interest shall accrue at TAIBOR for three month or six months plus 0.55% and shall be adjusted once every month.
2.USD: Interest shall accrue at TAIFX OFFER for three months or six months plus 0.23% and divided by 0.946. The interest rate shall be adjusted once every month but shall not be lower than the USD base loan interest rate plus 0.1%.
3.Other currencies: The Bank’s base interest rate plus 1.0% and divided by 0.946.
4.Acceptance fee rate: The annual fee rate is 0.75% and calculated based on the number of actual acceptance days. The fee is collected in full upon acceptance.
VI.Repayment deadline:
1.Short-term revolving loan: The repayment deadline for each loan shall not exceed 180 days.
2.Short-term loans for material purchase: The repayment deadline for each loan (including the period for the acceptance of bill of exchange) shall not exceed 120 days.
VII.Collateral: None
VIII.Joint guarantor: None
IX.Other terms:
1.Intended use of the loan: Provided as operating capital for the borrower's purchase of materials and operation turnover.
2.During the loan period of the Project, your company's parent company, Super Micro Computer, Inc., shall maintain 100% direct (indirect) shareholding of your company. However, this does not apply if your company is a public company.
3.Your company agrees to maintain an average deposit balance equal to 10% of the total short-term loan amount during the loan period, subject to inspection once every 3 months.

If your company fails to meet the criterion, the interest rate shall be increased by an additional 0.1%. Your company also agrees to maintain an average deposit balance equal to 10% of the total loan amount at the Bank during the loan period (The 10% average deposit balance of TWD 1.2 billion should be average demand deposit), subject to inspection once a year in June.
The terms and conditions of the Credit shall in accordance with the credit agreement between the parties.

To:
Super Micro Computer, Inc. Taiwan
                            /s/ Linkou Branch of Mega International Commercial Bank stamp
                                /s/ Lin, De-Ming stamp